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                                                                     EXHIBIT 11

                              POLYMER GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                                (IN THOUSANDS)

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
                                                            FISCAL YEAR
                                                      -------------------------
                                                       1997    1996      1995
                                                      ------- -------  --------
BASIC:
  Net income (loss) applicable to common stock (A)... $15,428 $(2,130) $(28,446)
  Weighted average shares outstanding................  32,000  27,688    20,500
  Net income (loss) per common share--basic.......... $   .48 $  (.08) $  (1.39)
DILUTED:
  Net income (loss) applicable to common stock (A)... $15,428 $(2,130) $(28,446)
  Weighted average shares outstanding................  32,000  27,688    20,500
  Net income (loss) per common share--diluted........ $   .48 $  (.08) $  (1.39)
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(A) Includes cumulative dividends on redeemable preferred stock of approximately $3.0 million and $4.8 million in 1996 and 1995, respectively.